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Equity Residential

First Quarter 2020

Earnings Release & Supplemental Information

4701 WILLARD

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YOU
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City
JANITORIAL
Workers
Employees
CREW

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YOU
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HEROES!

Photos (clockwise):
Our Service team at 4701 Willard.
Residents at Third Square thank the frontline workers.
Our retail partner, Tarallucci, delivers meals to NYU Langone.
Residents at Saxton thank healthcare workers.

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

First Quarter 2020 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

May 5, 2020

Equity Residential Reports First Quarter 2020 Results

Provides Update on COVID-19 Related Activities and Preliminary

April 2020 Statistics;

Withdraws Full Year 2020 Earnings Guidance

Chicago, IL – May 5, 2020 - Equity Residential (NYSE: EQR) today reported results for the quarter ended March 31, 2020 and preliminary April 2020 operating statistics as well as provided an update on activities related to the COVID-19 pandemic.

“We are deeply grateful to the entire Equity Residential team and especially our on-site colleagues for their dedication to serving our 150,000 residents during this difficult time,” said Mark J. Parrell, Equity Residential’s President and CEO.  “We have instituted new programs to support our hard working colleagues and to assist our residents and communities. Thank you to the Equity Residential team for honoring their commitment to our residents and to our residents for their trust and support.  Working together is the best way for all of us to get through this crisis.”

During this pandemic, Equity Residential is:

Supporting Our Residents by:

•	Keeping our properties open and operating and our residents safe in compliance with state and local shelter-in-place orders.
•

Utilizing technology to allow our property teams to interact remotely with current residents and prospective residents including a touchless new leasing process and a service process designed to limit contact.

•	Currently offering resident renewals with no rent increase and providing flexible lease renewal options to help residents weather the crisis.
•	Currently creating payment plans, waiving late fees and halting evictions for residents who can document that they have been adversely financially impacted by the COVID-19 pandemic.
•	Connecting our residents with governmental and community resources to help residents secure food, financial assistance and healthcare.

Supporting Our Employees by:

•	Providing each employee with extended emergency leave.
•	Providing resources to help our employees with their physical, mental and financial wellbeing.
•	Providing necessary technology and technical resources to limit in-person contact while continuing essential maintenance activities such as emergency repairs and life/safety.
•	Paying special cash bonuses to our on-site service and concierge teams for their hard work and dedication.

Supporting Our Communities by:

•	Making donations from the Equity Residential Foundation to local food banks and groups helping the homeless and needy in our markets.
•	Providing meals to frontline responders from Equity Residential’s restaurant tenants.

Preliminary April 2020 Statistics

The Company has provided various statistics related to its Residential same store operations for the month ended April 30, 2020 to assist investors in understanding the impact of the pandemic on the Company’s operations. These statistics along with comparative numbers for the first quarter of 2020 are set forth below and in more detail on page 13 of this release:

	April 2020	Q1 2020
New Lease Change	(1.9%)	(0.8%)
Renewal Rate Achieved	2.8%	4.2%
Physical Occupancy (end of period)	94.7%	96.0%

As the Company’s markets became subject to shelter-in-place orders, the Company experienced significant declines in leasing activity. In the third week of March 2020, Traffic, initial leads and applications declined by 50% or more compared to the same period of last year.  In April 2020, the Company experienced a recovery in demand with Traffic, initial leads and applications meaningfully improving. Traffic and initial leads are now down approximately 20% and applications are equal relative to the same period last year.

The Company’s Residential collections are strong.  During April 2020, Residential Cash Collections were approximately 97% of Residential Cash Collections in March 2020.  As of the end of April 2020, current residents at same store properties had cumulative outstanding Residential Delinquency balances of approximately $11.0 million, representing a same store Residential Delinquency percentage of 5.4%.  This compares to cumulative outstanding same store Residential Delinquency balances of approximately $5.4 million, representing a same store Residential Delinquency percentage of 2.6% at the end of March 2020, prior to the impact of COVID-19.  The Company continues to work with residents to collect these outstanding balances including through the establishment of payment plans.

The Company’s Non-Residential operations, which mostly consist of ground floor retail in our apartment buildings and public garage parking, have historically been approximately 4.0% of annual total revenues.  These operations have been more impacted by the pandemic. The Company collected approximately 58%, or $3.6 million, of retail cash collections during the month of April 2020 as compared to the month of March 2020, and the Company collected approximately 67%, or $1.3 million, of public garage parking cash collections during the month of April 2020 as compared to the month of March 2020.  As of the end of April 2020 and March 2020, current retail tenants at our same store properties had cumulative outstanding delinquency or deferred payment balances of approximately $5.0 million and $2.3 million, respectively.  The Company is working with remaining retail tenants on payment plans.

“Under very challenging circumstances, our business continues to be durable.  Our April payment statistics show a financially resilient resident base and while very early, we have not seen anything to suggest that May will be materially different.  We are also seeing an improvement in our leasing activity from the very low levels we experienced in late March though most activity remains lower than usual levels.  We are working diligently to prepare our people and properties to operate safely and as efficiently as possible once restrictions are lifted in our markets. While the employment losses of late will pressure operations in the near term, we expect our properties and markets to remain desirable to our affluent renter demographic and our operations to return to a more normal state over time,” said Mr. Parrell.

First Quarter 2020 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended March 31,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$0.83	$0.28	$0.55	196.4%
Funds from Operations (FFO) per share	$0.86	$0.81	$0.05	6.2%
Normalized FFO per share	$0.87	$0.82	$0.05	6.1%

Results Per Share

The change in EPS for the quarter ended March 31, 2020 compared to the same period of 2019, is due primarily to higher property sale gains in the first quarter of 2020, the various adjustment items listed on page 23 of this release and the items described below.

The per share change in FFO for the quarter ended March 31, 2020 compared to the same period of 2019, is due primarily to the various adjustment items listed on page 23 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

Positive/(Negative) Impact
First Quarter 2020 vs. First Quarter 2019
Same Store Net Operating Income (NOI)	$0.03
Lease-Up NOI	0.01
Interest expense	0.02
Other items	(0.01)
Net	$0.05

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 24 through 29 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 26 and 27 of this release.

Same Store Results

Given the current environment, the Company has provided a breakout of Residential and Non-Residential same store results on page 10 of this release with definitions that can be found on page 28 of this release.  The table below reflects same store Residential only results for the first quarter 2020 to first quarter 2019 comparison, which includes 74,919 apartment units. The Company’s Physical Occupancy was 96.5% compared to 96.3% for the first quarter of 2020 and 2019, respectively.

First Quarter 2020 vs. First Quarter 2019
Revenues	2.9%
Expenses	2.3%
NOI	3.2%

Investment Activity

The Company sold two wholly-owned properties in the San Francisco Bay Area and one partially-owned consolidated property in Phoenix during the first quarter of 2020, totaling 897 apartment units, for an aggregate sale price of approximately $370.2 million at a weighted average Disposition Yield of 5.0%, generating an Unlevered IRR of 12.9%.  The Company did not acquire any apartment properties during the first quarter of 2020.

Subsequent to quarter-end, the Company sold one wholly-owned property located in the San Francisco Bay Area for approximately $108.0 million at a Disposition Yield of 4.5%.

Capital Markets and Liquidity

On April 30, 2020, the Company closed on a $495.0 million secured loan.  The loan has a ten-year term, is interest only, and carries a fixed interest rate of 2.60%.  Proceeds from the loan were used to pay off outstanding balances under the Company’s revolving line of credit and commercial paper program.  As of May 4, 2020, the Company had the following availability under its unsecured revolving credit facility:

May 4, 2020 (amounts in thousands)
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(180,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,949)

Unsecured revolving credit facility availability	$2,219,051

The Company has approximately $25.6 million in debt maturities and $200.0 million in estimated development spend remaining in 2020. With over $2.2 billion in readily available liquidity and very strong credit metrics, the Company is well positioned to meet these and future obligations.

2020 Guidance

Due to the inherent uncertainty surrounding the social and economic disruption resulting from the COVID-19 pandemic, the Company believes it is appropriate to withdraw its full-year 2020 guidance, which was included in its January 28, 2020 earnings release. The Company is also suspending issuing guidance in future periods until there is greater certainty surrounding the impact of the ongoing pandemic.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban communities where today’s renters want to live, work and play.  Equity Residential owns or has investments in 306 properties consisting of 79,065 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, May 6, 2020 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2020	2019
REVENUES
Rental income	$682,305	$662,302
Fee and asset management	24	192
Total revenues	682,329	662,494

EXPENSES
Property and maintenance	115,816	115,070
Real estate taxes and insurance	97,732	91,442
Property management	27,709	26,396
General and administrative	14,518	15,381
Depreciation	212,422	204,215
Total expenses	468,197	452,504

Net gain (loss) on sales of real estate properties	207,977	(21)

Operating income	422,109	209,969

Interest and other income	1,936	581
Other expenses	(2,533)	(3,275)
Interest:
Expense incurred, net	(85,590)	(94,938)
Amortization of deferred financing costs	(2,041)	(2,136)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	333,881	110,201
Income and other tax (expense) benefit	(53)	(238)
Income (loss) from investments in unconsolidated entities	(1,157)	(707)
Net gain (loss) on sales of land parcels	—	1
Net income	332,671	109,257
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(11,535)	(3,919)
Partially Owned Properties	(12,530)	(799)
Net income attributable to controlling interests	308,606	104,539
Preferred distributions	(773)	(773)
Net income available to Common Shares	$307,833	$103,766

Earnings per share – basic:
Net income available to Common Shares	$0.83	$0.28
Weighted average Common Shares outstanding	371,582	369,558

Earnings per share – diluted:
Net income available to Common Shares	$0.83	$0.28
Weighted average Common Shares outstanding	386,949	385,184

Distributions declared per Common Share outstanding	$0.6025	$0.5675

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2020	2019
Net income	$332,671	$109,257
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(12,530)	(799)
Preferred distributions	(773)	(773)
Net income available to Common Shares and Units	319,368	107,685

Adjustments:
Depreciation	212,422	204,215
Depreciation – Non-real estate additions	(1,287)	(1,182)
Depreciation – Partially Owned Properties	(856)	(903)
Depreciation – Unconsolidated Properties	613	922
Net (gain) loss on sales of real estate properties	(207,977)	21
Noncontrolling Interests share of gain (loss) on sales of real estate properties	11,655	—
FFO available to Common Shares and Units	333,938	310,758

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—
Write-off of pursuit costs	1,627	1,448
Debt extinguishment and preferred share redemption (gains) losses	—	—
Non-operating asset (gains) losses	441	229
Other miscellaneous items	(918)	1,575
Normalized FFO available to Common Shares and Units	$335,088	$314,010

FFO	$334,711	$311,531
Preferred distributions	(773)	(773)
FFO available to Common Shares and Units	$333,938	$310,758
FFO per share and Unit – basic	$0.87	$0.81
FFO per share and Unit – diluted	$0.86	$0.81

Normalized FFO	$335,861	$314,783
Preferred distributions	(773)	(773)
Normalized FFO available to Common Shares and Units	$335,088	$314,010
Normalized FFO per share and Unit – basic	$0.87	$0.82
Normalized FFO per share and Unit – diluted	$0.87	$0.82

Weighted average Common Shares and Units outstanding – basic	384,586	382,477
Weighted average Common Shares and Units outstanding – diluted	386,949	385,184

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Land	$5,883,065	$5,936,188
Depreciable property	21,197,547	21,319,101
Projects under development	225,753	181,630
Land held for development	102,602	96,688
Investment in real estate	27,408,967	27,533,607
Accumulated depreciation	(7,420,293)	(7,276,786)
Investment in real estate, net	19,988,674	20,256,821
Investments in unconsolidated entities	55,866	52,238
Cash and cash equivalents	82,335	45,753
Restricted deposits	58,435	71,246
Right-of-use assets	507,962	512,774
Other assets	226,046	233,937
Total assets	$20,919,318	$21,172,769

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,940,745	$1,941,610
Notes, net	6,079,308	6,077,513
Line of credit and commercial paper	612,651	1,017,833
Accounts payable and accrued expenses	165,696	94,350
Accrued interest payable	65,925	66,852
Lease liabilities	330,713	331,334
Other liabilities	298,992	346,963
Security deposits	69,074	70,062
Distributions payable	232,186	218,326
Total liabilities	9,795,290	10,164,843

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	353,342	463,400
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of March 31, 2020 and December 31, 2019	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 372,104,054 shares issued and outstanding as of March 31, 2020 and 371,670,884 shares issued and outstanding as of December 31, 2019	3,721	3,717
Paid in capital	9,092,441	8,965,577
Retained earnings	1,469,821	1,386,495
Accumulated other comprehensive income (loss)	(72,896)	(77,563)
Total shareholders’ equity	10,530,367	10,315,506
Noncontrolling Interests:
Operating Partnership	235,580	227,837
Partially Owned Properties	4,739	1,183
Total Noncontrolling Interests	240,319	229,020
Total equity	10,770,686	10,544,526
Total liabilities and equity	$20,919,318	$21,172,769

Equity Residential Portfolio Summary As of March 31, 2020

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	72	16,603	18.9%	$2,635
Orange County	13	4,028	4.3%	2,280
San Diego	12	3,385	3.8%	2,443
Subtotal – Southern California	97	24,016	27.0%	2,548

San Francisco	49	12,845	19.9%	3,349
Washington DC	48	15,248	16.3%	2,475
New York	37	9,606	14.5%	3,944
Seattle	45	9,296	10.9%	2,472
Boston	25	6,430	10.0%	3,184
Denver	5	1,624	1.4%	2,055

Total	306	79,065	100.0%	$2,868

	Properties	Apartment Units

Wholly Owned Properties	289	75,504
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	16	3,399

	306	79,065

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

1st Quarter 2020 Earnings Release	8

Equity Residential

Portfolio Rollforward Q1 2020

($ in thousands)

		Properties	Apartment Units	Sales Price	Disposition Yield

	12/31/2019	309	79,962

Dispositions:
Consolidated Rental Properties		(3)	(897)	$(370,200)	(5.0%)

	3/31/2020	306	79,065

1st Quarter 2020 Earnings Release	9

Equity Residential

First Quarter 2020 vs. First Quarter 2019

Total Same Store Results/Statistics Including 74,919 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

First Quarter 2020							First Quarter 2019
	Residential	% Change	Non- Residential (1)	% Change	Total	% Change		Residential	Non- Residential (1)	Total

Revenues	$625,286	2.9%	$23,091	(1.4%)	$648,377	2.7%	Revenues	$607,686	$23,413	$631,099
Expenses	$194,207	2.3%	$5,730	6.3%	$199,937	2.4%	Expenses	$189,836	$5,388	$195,224

NOI	$431,079	3.2%	$17,361	(3.7%)	$448,440	2.9%	NOI	$417,850	$18,025	$435,875

Average Rental Rate	$2,885	2.7%					Average Rental Rate	$2,809
Physical Occupancy	96.5%	0.2%					Physical Occupancy	96.3%
Turnover	9.7%	(0.4%)					Turnover	10.1%

First Quarter 2020 vs. Fourth Quarter 2019

Total Same Store Results/Statistics Including 77,869 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

First Quarter 2020							Fourth Quarter 2019
	Residential	% Change	Non- Residential (1)	% Change	Total	% Change		Residential	Non- Residential (1)	Total

Revenues	$646,410	0.4%	$23,503	(1.4%)	$669,913	0.3%	Revenues	$643,767	$23,835	$667,602
Expenses	$201,020	5.2%	$5,802	4.1%	$206,822	5.2%	Expenses	$191,114	$5,576	$196,690

NOI	$445,390	(1.6%)	$17,701	(3.1%)	$463,091	(1.7%)	NOI	$452,653	$18,259	$470,912

Average Rental Rate	$2,871	0.0%					Average Rental Rate	$2,871
Physical Occupancy	96.4%	0.3%					Physical Occupancy	96.1%
Turnover	9.8%	(0.9%)					Turnover	10.7%

Note:  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for reconciliations from operating income.

(1)

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.  Non-Residential same store revenues declined 1.4% in Q1 2020 as compared to Q1 2019 primarily due to elevated parking income and lease termination settlement fees in the comparable period.

1st Quarter 2020 Earnings Release	10

Equity Residential First Quarter 2020 vs. First Quarter 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q1 2020 % of Actual NOI	Q1 2020 Average Rental Rate	Q1 2020 Weighted Average Physical Occupancy %	Q1 2020 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	19.6%	$2,633	96.0%	11.3%	2.1%	1.3%	2.4%	2.2%	(0.2%)	(0.3%)
Orange County	4,028	4.7%	2,280	96.8%	9.0%	3.4%	0.6%	4.3%	2.8%	0.5%	(1.5%)
San Diego	3,385	4.1%	2,443	96.8%	12.0%	3.5%	2.4%	3.9%	2.8%	0.7%	(0.1%)
Subtotal – Southern California	23,381	28.4%	2,544	96.2%	11.0%	2.5%	1.3%	2.9%	2.4%	0.0%	(0.5%)

San Francisco	12,321	20.8%	3,353	96.8%	9.6%	3.1%	3.9%	2.8%	2.9%	0.2%	(0.1%)
Washington DC	14,228	16.3%	2,485	96.3%	8.4%	2.6%	1.5%	3.1%	2.8%	(0.2%)	0.0%
New York	9,475	13.8%	3,947	96.7%	7.2%	2.1%	3.9%	0.7%	1.8%	0.3%	(0.8%)
Seattle	8,442	10.3%	2,470	97.2%	11.2%	5.4%	2.3%	6.7%	4.4%	0.9%	(1.7%)
Boston	6,346	9.6%	3,181	95.8%	9.1%	3.3%	(0.7%)	5.0%	3.2%	(0.1%)	0.0%
Denver	726	0.8%	2,122	96.2%	12.1%	(0.1%)	2.8%	(1.1%)	0.3%	(0.5%)	(0.6%)

Total	74,919	100.0%	$2,885	96.5%	9.7%	2.9%	2.3%	3.2%	2.7%	0.2%	(0.4%)

Note: The above table reflects Residential same store results only, which historically account for approximately 96.0% of total revenues.

1st Quarter 2020 Earnings Release	11

Equity Residential First Quarter 2020 vs. Fourth Quarter 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q1 2020 % of Actual NOI	Q1 2020 Average Rental Rate	Q1 2020 Weighted Average Physical Occupancy %	Q1 2020 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,603	19.6%	$2,635	95.9%	11.3%	(0.1%)	3.5%	(1.6%)	(0.1%)	0.0%	(0.8%)
Orange County	4,028	4.6%	2,280	96.8%	9.0%	0.5%	5.9%	(1.1%)	0.2%	0.2%	(1.4%)
San Diego	3,385	4.0%	2,443	96.8%	12.0%	0.5%	4.9%	(1.0%)	0.0%	0.4%	(0.9%)
Subtotal – Southern California	24,016	28.2%	2,548	96.2%	11.0%	0.1%	4.0%	(1.4%)	(0.1%)	0.1%	(0.9%)

San Francisco	12,845	20.9%	3,349	96.7%	9.8%	1.1%	5.7%	(0.3%)	(0.4%)	1.4%	(2.4%)
Washington DC	14,816	16.4%	2,474	96.3%	8.5%	0.1%	3.7%	(1.5%)	0.2%	(0.1%)	(1.1%)
New York	9,606	13.6%	3,944	96.7%	7.2%	0.3%	7.7%	(5.0%)	0.1%	0.3%	(0.1%)
Seattle	8,616	10.1%	2,470	97.2%	11.3%	1.3%	4.2%	0.3%	0.5%	0.8%	0.2%
Boston	6,346	9.3%	3,181	95.8%	9.1%	(0.3%)	4.0%	(2.0%)	(0.1%)	(0.3%)	(0.3%)
Denver	1,624	1.5%	2,055	95.5%	14.4%	1.1%	10.4%	(2.3%)	(0.2%)	1.0%	(1.2%)

Total	77,869	100.0%	$2,871	96.4%	9.8%	0.4%	5.2%	(1.6%)	0.0%	0.3%	(0.9%)

Note: The above table reflects Residential same store results only, which historically account for approximately 96.0% of total revenues.

1st Quarter 2020 Earnings Release	12

Equity Residential Same Store Residential Lease Pricing and Payment Statistics For 74,919 Same Store Apartment Units

	New Lease Change (1)			Renewal Rate Achieved (1)			Physical Occupancy at
Markets/Metro Areas	April 2020 (2)	Q1 2020	Q1 2019	April 2020 (2)	Q1 2020	Q1 2019	April 30, 2020	March 31, 2020

Los Angeles (3)	(3.4%)	(0.7%)	0.5%	2.2%	4.2%	5.4%	94.1%	95.2%
Orange County	(2.4%)	(0.7%)	(0.8%)	3.0%	4.9%	5.7%	95.7%	96.3%
San Diego	(1.5%)	(1.6%)	(1.4%)	2.2%	5.0%	5.2%	95.9%	96.4%
Subtotal – Southern California	(2.9%)	(0.9%)	0.0%	2.4%	4.4%	5.4%	94.6%	95.5%

San Francisco	(2.1%)	(2.3%)	1.4%	1.7%	3.4%	4.9%	94.4%	96.2%
Washington DC	(1.3%)	(1.0%)	(2.7%)	2.9%	4.2%	4.5%	95.5%	96.4%
New York	(2.0%)	(1.0%)	(1.5%)	2.9%	3.4%	4.1%	94.7%	96.3%
Seattle	3.7%	4.7%	(1.9%)	3.9%	6.4%	4.8%	95.2%	96.6%
Boston	(4.3%)	(2.6%)	(2.7%)	4.5%	4.7%	5.1%	93.9%	95.4%
Denver	(0.6%)	0.0%	0.0%	3.0%	3.7%	2.4%	91.9%	94.8%

Total	(1.9%)	(0.8%)	(0.8%)	2.8%	4.2%	4.8%	94.7%	96.0%

	At month-end
	April 2020	March 2020
Residential Delinquency balances (4)	$11.0M	$5.4M
Residential Delinquency percentages (4)	5.4%	2.6%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

(2)

Reflects preliminary results for the month of April 2020.  The Company believes that providing New Lease Change and Renewal Rate Achieved data is helpful in understanding longer term market trends but cautions that data for shorter time periods has limitations as it may reflect increased volatility.  When comparing same store Residential leases with similar twelve-month to twelve-month terms, the change (without concessions or discounts) was (0.8%), 0.2% and 0.6% for April 2020, Q1 2020 and Q1 2019, respectively.

(3)

The Company’s 2020 New Lease Change in Los Angeles was negatively impacted by temporary governmental restrictions put in place in connection with the wildfire emergency.  These restrictions affected the Company’s ability to offer premium short-term leases in this market.

(4)

Residential Delinquency – Balances reflect the cumulative outstanding amounts owed to the Company by current residents as of the end of the reporting period relating to the Company’s Residential business.  Percentages reflect the balances owed as a percentage of total Residential rental income for the corresponding month.

1st Quarter 2020 Earnings Release	13

Equity Residential

First Quarter 2020 vs. First Quarter 2019

Total Same Store Operating Expenses Including 74,919 Same Store Apartment Units

$ in thousands

	Actual Q1 2020	Actual Q1 2019	$ Change (1)	% Change	% of Actual Q1 2020 Operating Expenses

Real estate taxes	$86,274	$82,699	$3,575	4.3%	43.1%
On-site payroll	42,125	41,736	389	0.9%	21.1%
Utilities	27,225	26,558	667	2.5%	13.6%
Repairs and maintenance	22,918	23,832	(914)	(3.8%)	11.5%
Insurance	6,143	5,225	918	17.6%	3.1%
Leasing and advertising	2,297	2,524	(227)	(9.0%)	1.1%
Other on-site operating expenses	12,955	12,650	305	2.4%	6.5%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$199,937	$195,224	$4,713	2.4%	100.0%

(1)	The quarter over quarter changes are due primarily to:

Real estate taxes – Increase in line with expectations.  Continued real estate tax growth affected most markets, particularly New York, where the continued burn-off of 421-a tax abatement benefits drove the increase.

On-site payroll – Increase slightly below expectations due in part to faster than anticipated progress in transition to enhanced operating platform.

Utilities – Increase generally in line with expectations for the year.

Repairs and maintenance – Decrease primarily driven by lower snow removal and weather-related expense in the Northeast during the current period and elevated weather-related expense in California during the comparable period.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Decrease greater than expectations due to lower than anticipated online advertising spend during the period.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

1st Quarter 2020 Earnings Release	14

Equity Residential

Debt Summary as of March 31, 2020

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$1,940,745	22.5%	3.73%	6.3
Unsecured	6,691,959	77.5%	3.79%	9.6

Total	$8,632,704	100.0%	3.77%	8.9
Fixed Rate Debt:
Secured – Conventional	$1,573,336	18.2%	4.10%	4.0
Unsecured – Public	6,079,308	70.4%	4.05%	10.6

Fixed Rate Debt	7,652,644	88.6%	4.06%	9.2

Floating Rate Debt:
Secured – Conventional	7,188	0.1%	3.93%	2.3
Secured – Tax Exempt	360,221	4.2%	2.11%	15.7
Unsecured – Revolving Credit Facility	—	—	2.24%	4.6
Unsecured – Commercial Paper Program (2)	612,651	7.1%	1.95%	—

Floating Rate Debt	980,060	11.4%	2.02%	6.0

Total	$8,632,704	100.0%	3.77%	8.9

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At March 31, 2020, the weighted average maturity of commercial paper outstanding was 12 days.  The weighted average amount outstanding for the quarter ended March 31, 2020 was approximately $850.8 million.

Note: The Company capitalized interest of approximately $1.8 million and $1.2 million during the quarters ended March 31, 2020 and 2019, respectively.

1st Quarter 2020 Earnings Release	15

Equity Residential

Debt Maturity Schedule as of March 31, 2020

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2020	$25,600	$613,000	(2)	$638,600	7.3%	4.64%	2.31%
2021	926,404	—		926,404	10.6%	4.64%	4.64%
2022	264,185	7,730		271,915	3.1%	3.25%	3.23%
2023	1,325,588	3,500		1,329,088	15.2%	3.74%	3.74%
2024	—	6,100		6,100	0.1%	N/A	4.15%
2025	450,000	8,200		458,200	5.3%	3.38%	3.39%
2026	592,025	9,000		601,025	6.9%	3.58%	3.59%
2027	400,000	9,800		409,800	4.7%	3.25%	3.27%
2028	900,000	42,380		942,380	10.8%	3.79%	3.80%
2029	888,120	11,500		899,620	10.3%	3.30%	3.31%
2030+	1,950,850	288,135		2,238,985	25.7%	3.81%	3.64%
Subtotal	7,722,772	999,345		8,722,117	100.0%	3.75%	3.60%
Deferred Financing Costs and Unamortized (Discount)	(70,128)	(19,285)		(89,413)	N/A	N/A	N/A

Total	$7,652,644	$980,060		$8,632,704	100.0%	3.75%	3.60%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Represents principal outstanding on the Company’s commercial paper program.

1st Quarter 2020 Earnings Release	16

Equity Residential

Selected Unsecured Public Debt Covenants

	March 31,	December 31,
	2020	2019
Debt to Adjusted Total Assets (not to exceed 60%)	32.5%	33.8%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	8.2%	8.2%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.09	5.07

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	408.3%	386.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	March 31,	December 31,
	2020	2019
Total debt to Normalized EBITDAre	4.91x	5.18x

Net debt to Normalized EBITDAre	4.86x	5.14x

Unencumbered NOI as a % of total NOI	87.2%	87.1%

Note: See Normalized EBITDAre Reconciliations for detail.

1st Quarter 2020 Earnings Release	17

Equity Residential

Capital Structure as of March 31, 2020

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,940,745	22.5%
Unsecured Debt			6,691,959	77.5%

Total Debt			8,632,704	100.0%	26.6%

Common Shares (includes Restricted Shares)	372,104,054	96.4%
Units (includes OP Units and Restricted Units)	13,932,433	3.6%

Total Shares and Units	386,036,487	100.0%
Common Share Price at March 31, 2020	$61.71
			23,822,312	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			23,859,592	100.0%	73.4%

Total Market Capitalization			$32,492,296		100.0%

Perpetual Preferred Equity as of March 31, 2020

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

1st Quarter 2020 Earnings Release	18

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Q1 2020	Q1 2019

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	371,582,086	369,557,650
Shares issuable from assumed conversion/vesting of:
- OP Units	13,003,900	12,919,717
- long-term compensation shares/units	2,363,095	2,706,811

Total Common Shares and Units - diluted	386,949,081	385,184,178

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	371,582,086	369,557,650
OP Units - basic	13,003,900	12,919,717

Total Common Shares and OP Units - basic	384,585,986	382,477,367
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,363,095	2,706,811

Total Common Shares and Units - diluted	386,949,081	385,184,178

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	372,104,054	370,462,401
Units (includes OP Units and Restricted Units)	13,932,433	13,852,371

Total Shares and Units	386,036,487	384,314,772

1st Quarter 2020 Earnings Release	19

Equity Residential Development and Lease-Up Projects as of March 31, 2020 (Amounts in thousands except for project and apartment unit amounts)

		No. of	Total Budgeted	Total Book	Total Book Value Not			Estimated/Actual (A)
Projects	Location	Apartment Units	Capital Cost	Value to Date	Placed in Service	Total Debt	Percentage Completed	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower) (B)	Boston, MA	470	$409,749	$166,599	$166,599	$—	40%	Q2 2021	Q3 2021	Q1 2023	—	—
The Edge (fka 4885 Edgemoor Lane) (C)	Bethesda, MD	154	75,271	16,271	16,271	—	13%	Q3 2021	Q3 2021	Q3 2022	—	—

Projects Under Development - Wholly Owned		624	485,020	182,870	182,870	—

Projects Under Development - Partially Owned:
Aero Apartments (D)	Alameda, CA	200	117,794	42,883	42,883	7,188	25%	Q4 2020	Q2 2021	Q2 2022	—	—

Projects Under Development - Partially Owned		200	117,794	42,883	42,883	7,188

Projects Under Development		824	602,814	225,753	225,753	7,188

Projects Completed Not Stabilized (E):
Lofts at Kendall Square II (fka 249 Third Street)	Cambridge, MA	84	49,447	47,593	—	—		Q3 2019	Q3 2019	Q2 2020	93%	93%
Chloe on Madison (fka 1401 E. Madison)	Seattle, WA	137	65,341	63,840	—	—		Q3 2019	Q3 2019	Q2 2020	99%	99%

Projects Completed Not Stabilized		221	114,788	111,433	—	—

Total Development Projects		1,045	$717,602	$337,186	$225,753	$7,188

Land Held for Development		N/A	N/A	$102,602	$102,602	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q1 2020 NOI
Projects Under Development							$602,814	$—
Projects Completed Not Stabilized							114,788	1,137
Total Development NOI Contribution							$717,602	$1,137

(A)

Estimated dates for projects under development currently remain unchanged from the Company’s fourth quarter 2019 Earnings Release.  The Company will reevaluate these dates as the impact from the COVID-19 pandemic becomes clearer.

(B)

Alcott Apartments – Work at this project was suspended effective March 17, 2020 due to the city of Boston issuing a temporary construction moratorium as a result of the COVID-19 pandemic.  The city will review this policy at regular intervals but it is unclear at this time when construction will be allowed to proceed.

(C)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(D)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.6 million for its allocated share of the project equity and serves as the developer of the project.

(E)

Properties included here are substantially complete.  However, they may still require additional exterior and interior work for all apartment units to be available for leasing.  Both of these properties are wholly owned by the Company.

1st Quarter 2020 Earnings Release	20

Equity Residential Capital Expenditures to Real Estate For the Quarter Ended March 31, 2020 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	74,919	4,146	79,065

Building Improvements	$16,224	$529	$16,753	$217

Renovation Expenditures (1)	13,357	13	13,370	178

Replacements	8,076	143	8,219	108

Capital Expenditures to Real Estate (2)	$37,657	$685	$38,342	$503

(1)	Renovation Expenditures on 613 same store apartment units for the quarter ended March 31, 2020 approximated $21,790 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2020 Earnings Release	21

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2020	2019
	March 31, 2020	December 31, 2019	Q1	Q4	Q3	Q2	Q1
Net income	$1,233,122	$1,009,708	$332,671	$301,306	$277,846	$321,299	$109,257
Interest expense incurred, net	380,728	390,076	85,590	100,300	85,936	108,902	94,938
Amortization of deferred financing costs	11,575	11,670	2,041	3,006	2,881	3,647	2,136
Amortization of above/below market lease intangibles	4,391	4,392	1,097	1,098	1,098	1,098	1,098
Depreciation	839,290	831,083	212,422	214,882	211,478	200,508	204,215
Income and other tax expense (benefit)	(2,466)	(2,281)	53	(3,030)	265	246	238

EBITDA	2,466,640	2,244,648	633,874	617,562	579,504	635,700	411,882

Net (gain) loss on sales of real estate properties	(655,635)	(447,637)	(207,977)	(178,237)	(130,565)	(138,856)	21
Net (gain) loss on sales of unconsolidated entities - operating assets	(69,522)	(69,522)	—	—	—	(69,522)	—

EBITDAre	1,741,483	1,727,489	425,897	439,325	448,939	427,322	411,903

Write-off of pursuit costs (other expenses)	5,708	5,529	1,627	1,431	1,111	1,539	1,448
(Income) loss from investments in unconsolidated entities - operations	4,027	3,577	1,157	961	1,152	757	707
Net (gain) loss on sales of land parcels	(2,043)	(2,044)	—	33	(1,899)	(177)	(1)
Insurance/litigation settlement or reserve income (interest and other income)	(1,966)	(384)	(1,582)	(1)	—	(383)	—
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,111	7,198	163	5,229	18	1,701	250
Advocacy contributions (other expenses)	771	270	501	65	5	200	—
Data analytics project (other expenses)	2,824	4,199	—	—	1,416	1,408	1,375
Other	441	391	—	(158)	682	(83)	(50)

Normalized EBITDAre	$1,758,356	$1,746,225	$427,763	$446,885	$451,424	$432,284	$415,632

Balance Sheet Items:	March 31, 2020	December 31, 2019

Total debt	$8,632,704	$9,036,956
Cash and cash equivalents	(82,335)	(45,753)
Mortgage principal reserves/sinking funds	(10,755)	(9,689)
Net debt	$8,539,614	$8,981,514

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

1st Quarter 2020 Earnings Release	22

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Quarter Ended March 31,
	2020	2019	Variance

Impairment – non-operating assets	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,627	1,448	179

Debt extinguishment and preferred share redemption (gains) losses	—	—	—

Net (gain) loss on sales of land parcels	—	(1)	1
(Income) loss from investments in unconsolidated entities ─ non-operating assets	441	230	211
Non-operating asset (gains) losses	441	229	212

Insurance/litigation settlement or reserve income (interest and other income)	(1,582)	—	(1,582)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	163	250	(87)
Advocacy contributions (other expenses)	501	—	501
Data analytics project (other expenses)	—	1,375	(1,375)
Other	—	(50)	50
Other miscellaneous items	(918)	1,575	(2,493)

Adjustments from FFO to Normalized FFO	$1,150	$3,252	$(2,102)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

1st Quarter 2020 Earnings Release	23

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

March 31, 2020
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(613,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,949)

Unsecured revolving credit facility availability	$1,786,051

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

1st Quarter 2020 Earnings Release	24

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

Quarter Ended March 31, 2020

Net Gain (Loss) on Sales of Real Estate Properties	$207,977
Accumulated Depreciation Gain	(68,916)

Economic Gain (Loss)	$139,061

1st Quarter 2020 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

1st Quarter 2020 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Actual	Actual
	Q1 2020	Q1 2019
	Per Share	Per Share
EPS – Diluted	$0.83	$0.28
Depreciation expense	0.54	0.53
Net (gain) loss on sales	(0.51)	—
Impairment – operating assets	—	—

FFO per share – Diluted	0.86	0.81

Impairment – non-operating assets	—	—
Write-off of pursuit costs	0.01	—
Debt extinguishment and preferred share redemption (gains) losses	—	—
Non-operating asset (gains) losses	—	—
Other miscellaneous items	—	0.01

Normalized FFO per share – Diluted	$0.87	$0.82

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Quarter Ended March 31,
	2020	2019
Operating income	$422,109	$209,969
Adjustments:
Fee and asset management revenue	(24)	(192)
Property management	27,709	26,396
General and administrative	14,518	15,381
Depreciation	212,422	204,215
Net (gain) loss on sales of real estate properties	(207,977)	21
Total NOI	$468,757	$455,790
Rental income:
Same store	$648,377	$631,099
Non-same store/other	33,928	31,203
Total rental income	682,305	662,302
Operating expenses:
Same store	199,937	195,224
Non-same store/other	13,611	11,288
Total operating expenses	213,548	206,512
NOI:
Same store	448,440	435,875
Non-same store/other	20,317	19,915
Total NOI	$468,757	$455,790

1st Quarter 2020 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The change in rent for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term and without concessions or discounts being applied.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2019 and 2020, plus any properties in lease-up and not stabilized as of January 1, 2019.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Renewal Rate Achieved – The change in rent for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Residential Cash Collections – Represents the amount of Residential cash collected for all properties from all current and former residents during a specified month.

Residential Delinquency – Balances reflect the cumulative outstanding amounts owed to the Company by current residents as of the end of the reporting period relating to the Company’s Residential business.  Percentages reflect the balances owed as a percentage of total Residential rental income for the corresponding month.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2019, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized Budgeted NOI – Represents original budgeted 2020 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

1st Quarter 2020 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total residential move-outs (including inter-property and intra-property transfers) divided by total residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of March 31, 2020.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the quarter ended March 31, 2020 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

1st Quarter 2020 Earnings Release	29